       1                                                       Exhibit 99.1


January 20, 2005                                   Steven F. Nicola
                                                   Chief Financial Officer,
                                                   Secretary & Treasurer
                                                   412-442-8262


                            MATTHEWS INTERNATIONAL ANNOUNCES
                FIRST QUARTER EARNINGS AND DECLARES QUARTERLY DIVIDEND


PITTSBURGH, PA, JANUARY 20, 2005 - Matthews International Corporation (NASDAQ
NNM: MATW) today announced higher earnings for the fiscal quarter ended December 31, 2004. Net income for the quarter was $12,725,000 versus $11,383,000 for the same quarter last year. Earnings per share for the first quarter of fiscal 2005 were $0.39 compared to $0.35 a year ago, an increase of 11.4 percent.

Sales in the quarter increased 27.2 percent to $148,706,000 versus $116,902,000 in the first quarter a year ago. For the three months ended December 31, 2004, operating income totaled $20,119,000, compared to $19,853,000 for the first quarter of fiscal 2004.

In discussing the results for the quarter, David M. Kelly, Chairman and Chief Executive Officer, stated:

"Excluding acquisitions and the favorable impact of changes in foreign currency values, operating profit declined from the prior year. Operating results for our Bronze and York Casket businesses were adversely impacted by a significant increase in bronze and steel costs. Also, certain operations within our domestic Graphics and Cremation businesses were weak this quarter. However, the Merchandising Solutions results for the quarter were encouraging."




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Matthews International Corporation       2 of 3             January 20, 2005

Mr. Kelly also reported that the York Casket segment has started to incur costs in connection with the establishment of a manufacturing facility in Mexico, which also impacted the Company's first quarter results.

Mr. Kelly further said, "Based on our results for the quarter, we remain cautious about earnings projections for the balance of the current fiscal year. As such, we are maintaining our earnings guidance in the range of $1.80 per share to $1.85 per share for the year ending September 30, 2005."

The Board of Directors of Matthews International Corporation also declared at its regularly scheduled meeting today a dividend of $0.045 per share on the Company's common stock for the quarter ended December 31, 2004. The dividend is payable February 14, 2005 to stockholders of record January 31, 2005.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions. Memorialization products consist primarily of bronze memorials and memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Brand solutions include graphics imaging products and services, merchandising solutions, and marking products. The Company's products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; printing plates, pre-press services, and imaging systems for the corrugated and primary packaging industries; marking equipment and consumables for identifying various consumer and industrial products, components and containers; and merchandising display systems and marketing and design services.




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Matthews International Corporation         3 of 3       January 20, 2005



                           MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENT OF INCOME
                 (Unaudited, in Thousands, except Share Data)

                                                     Three Months Ended
                                                   -----------------------
                                                   12/31/04       12/31/03
                                                   --------       --------
              Sales                               $ 148,706      $ 116,902
              Operating Profit                       20,119         19,853
              Income before taxes                    20,525         18,600
              Income Taxes                            7,800          7,217
              Net Income                            $12,725        $11,383
              Earnings per Share - Diluted            $0.39          $0.35
              Weighted Average Shares - Diluted  32,741,982     32,602,155


Any forward-looking statements contained in this release are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from management's expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company's control.